                                                                    EXHIBIT 21.1

                             SUBSIDIARIES OF ZENEX

                 NAME                           STATE OF INFORMATION
                 ----                           --------------------
Prestige Investments, Inc.                            Oklahoma

Zenex Long Distance, Inc. d/b/a Zenex                 Oklahoma
Communications, Inc.